UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 20, 2007
PARKER DRILLING COMPANY
(Exact name of Company as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 Enclave Parkway, Suite 600 Houston, Texas 77077 (Address of principal executive offices)	77077 (Zip Code)
Company’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 9.01 Financial Statements and Exhibits.
S I G N A T U R E
EXHIBIT INDEX
Amended and Restated Credit Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 20, 2007, Parker Drilling Company (the “Company”) entered into an Amended and Restated Credit Agreement with Lehman Commercial Paper Inc., as administrative agent, the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as sole advisor, sole lead arranger and sole bookrunner, and Bank of America, N.A., as syndication agent (the “Amended and Restated Credit Agreement”), which amended and restated the Company’s Credit Agreement, dated as of December 20, 2004, as previously amended, with Lehman Commercial Paper Inc., as administrative agent, the financial institutions parties thereto as lenders and certain other parties.
     The obligations of the Company under the Amended and Restated Credit Agreement are guaranteed by substantially all of the Company’s domestic subsidiaries, each of which has executed a guarantee and collateral agreement as a subsidiary guarantor. The Amended and Restated Credit Agreement has a term of five years.
     The Amended and Restated Credit Agreement requires the banks to make extensions of credit to the Company in the form of revolving credit loans and letters of credit up to a maximum of $60 million, subject to a borrowing base calculation determined based on a percentage of eligible accounts receivables and rental equipment of the Company and its subsidiary guarantors.
     At the option of the Company, revolving credit loans under the Amended and Restated Credit Agreement will bear interest at either the prime rate for base rate loans or the Eurodollar base rate for Eurodollar loans, each as defined in the Amended and Restated Credit Agreement, plus an applicable margin, which shall be 1.50% for base rate loans and 2.50% for Eurodollar rate loans, subject to adjustment based on the Company’s consolidated leverage ratio as provided in the Amended and Restated Credit Agreement. As of the closing of the Amended and Restated Credit Agreement on September 20, 2007, there were $13.5 million of letters of credit outstanding and no revolving credit loans outstanding.
     The extensions of credit under the Amended and Restated Credit Agreement are secured by a pledge of the stock of all of the subsidiary guarantors, all receivables of the Company and the subsidiary guarantors, and the inventory and equipment of Quail Tools, L.P., a subsidiary guarantor.
     The Amended and Restated Credit Agreement includes customary affirmative and negative covenants, such as limitations on the creation of new indebtedness and on certain liens, restrictions on certain transactions and payments (including payment of dividends) and maintenance of certain ratios and coverage tests. A default under the Amended and Restated Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants, a failure to make payments when due, a change in control of the Company or certain insolvency proceedings. A default would permit the lenders to restrict the Company’s access to the Amended and Restated Credit Agreement and to take possession of the collateral to satisfy any outstanding loans or letters of credit.

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     Certain of the lenders under the Amended and Restated Credit Agreement and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Company and/or its affiliates for which the Company and/or it affiliates have paid, and expect to pay, customary fees.
     The description set forth above is qualified in its entirety by the Amended and Restated Credit Agreement, a copy of which has been filed as an exhibit hereto.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits. The following exhibit is filed herewith:
10.1	Amended and Restated Credit Agreement, dated as of September 20, 2007, among Parker Drilling Company, as Borrower, the several lenders from time to time thereto, Lehman Brothers Inc., as Sole Advisor, Sole Lead Arranger and Sole Bookrunner, Bank of America N.A., as Syndication Agent, and Lehman Commercial Paper Inc., as Administrative Agent.
S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: September 25, 2007	By:	/s/ W. Kirk Brassfield
W. Kirk Brassfield
Senior Vice President & CFO

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EXHIBIT INDEX

Exhibit
No.	Description

10.1	Amended and Restated Credit Agreement, dated as of September 20, 2007, among Parker Drilling Company, as Borrower, the several lenders from time to time thereto, Lehman Brothers Inc., as Sole Advisor, Sole Lead Arranger and Sole Bookrunner, Bank of America N.A., as Syndication Agent, and Lehman Commercial Paper Inc., as Administrative Agent.